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                                                                      Exhibit 12

          GTE HAWAIIAN TELEPHONE COMPANY INCORPORATED AND SUBSIDIARIES
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                  (Unaudited)


(Dollars in Millions)                                    Three Months Ended
                                                           March 31, 2000
                                                         ------------------
Net earnings available for fixed charges:
  Income from continuing operations                           $   11.8
  Add - Income taxes                                               6.3
      - Fixed charges                                             11.2
                                                              --------
Adjusted earnings                                             $   29.3
                                                              ========


Fixed charges:
  Interest expense                                            $   10.0
  Portion of rent expense representing interest                    1.2
                                                              --------
Adjusted fixed charges                                        $   11.2
                                                              ========


RATIO OF EARNINGS TO FIXED CHARGES                                2.62